Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

 CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Energy Conversion Services, Inc.

We consent to the use of our report dated October 8, 2017 with respect to the financial statements of Energy Conversion Services, Inc. as of May 31, 2017 and the related statements of operations, shareholders’ deficit and cash flows for the period from April 8, 2017 (inception) through May 31, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

March 9, 2018

/S/ Michael Gillespie & Associates, PLLC